Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman Short Term Income Properties XIX, Inc. and Subsidiaries

We hereby consent to the use in this Amendment No. 1 to Form S-4 Registration Statement (No. 333-221930) (Registration Statement) of our report dated September 12, 2017 relating to the consolidated financial statements of Hartman Short Term Income Properties XIX, Inc. and Subsidiaries (the Company) as of and for the years ended December 31, 2016 and 2015, which are contained in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

February 5, 2018